Exhibit 99.1

FOR IMMEDIATE RELEASE

LRAD CORPORATION REPORTS FISCAL Q2 2013 RESULTS

Strong Fiscal Second Half Military and International Sales Anticipated

SAN DIEGO, CA, May 8, 2013 – LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs), today announced revenues of $3.2 million and a net loss of $459,000, or $(0.01) per share, for its second fiscal quarter ended March 31, 2013. The Company also reported revenues of $6.2 million and a net loss of $560,000, or $(0.02) per share, for the six months ended March 31, 2013.

“While our fiscal Q2 2013 revenues were affected by domestic defense spending uncertainty as a result of sequestration, we are starting to see funds being released for domestic AHD military purchases,” remarked Tom Brown, the Company’s president and CEO. “We are also working with our representatives and foreign government officials on large international business opportunities as well as laying the foundation for what we expect to be significant future sales through partnering with companies that include recently announced Beijing Paier Technologies, Inc.”

Brown continued, “We expect fiscal 2013 revenues to improve over fiscal 2012 based on anticipated strong fiscal second half military and international sales.”

Revenues for fiscal Q2 2013 increased 33% from $2.4 million recorded in fiscal Q2 2012, due to the timing of orders and shipments. Gross profit for fiscal Q2 2013 was $1.4 million, or 43% of revenues, compared to $1.3 million, or 55% of revenues, for the same period a year ago. The increase in gross profit was primarily due to increased revenues. However, the increase is partially offset by a decrease in the gross profit percentage due to unfavorable product mix and higher contracted annual maintenance costs related to a large foreign military sale in March 2011.

Operating expenses for fiscal Q2 2013 were $1.8 million, a 13% increase from $1.6 million recorded in fiscal Q2 2012, related to legal and other professional fees associated with a recent lawsuit and threatened proxy contest, non-cash share-based compensation expense and research and development costs, partially offset by favorable commission expense.

Net loss for fiscal Q2 2013 was $459,000, or $(0.01) per share, compared to a net loss of $292,000, or $(0.01) per share, for the same period last year. The increase in net loss was primarily the result of an increase in operating expenses.

For the six months ended March 31, 2013, revenues increased 3% to $6.2 million compared to $6.0 million for the six months ended March 31, 2012. For the first six months of fiscal 2013, gross profit was $2.8 million, or 46% of revenues, compared to $3.1 million, or 51% of revenues, for the same period a year ago. The decrease in gross profit was primarily due to a decrease in the gross profit percentage due to unfavorable product mix and higher contracted annual maintenance costs related to a large foreign military sale in March 2011, partially offset by the increase in revenue.

Operating expenses for the six months ended March 31, 2013 were $3.4 million, compared to $3.1 million for the same period a year ago. The increase was primarily attributed to increases in legal and other professional fees associated with a recent lawsuit and threatened proxy contest, non-cash share-based compensation expense and research and development costs, partially offset by favorable commission expense.

Net loss for the six months ended March 31, 2013 was $560,000, or $(0.02) per share, compared to net income of $22,000, or $0.00 per diluted share, for the same six-month period last year. The decrease in income was primarily attributable to the decrease in gross profit and increase in operating expenses.

Cash and cash equivalents at March 31, 2013 was $15.8 million, compared to $13.9 million at September 30, 2012.

Management is scheduled to discuss the Company’s fiscal Q2 2013 business and financial results on a conference call today at 4:30 p.m. Eastern Time.

About LRAD Corporation

LRAD Corporation is using long range communication to resolve uncertain situations peacefully and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are in service around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement, emergency responders, emergency warning and mass notification, asset protection, and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements: This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to expected sales growth and other improvements in fiscal 2013 financial results. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations due to a variety of factors including, among others, general economic conditions, our dependence on a limited number of customers, our dependence on continued sales to U.S. and international governments and businesses that sell to governments, our ability to obtain financing on favorable terms, or at all, and our ability to expand our customer base and the acceptance of our products. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2012. The Company disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

COMPANY CONTACT:

Robert Putnam

+1 858.676.0519

robert@lradx.com

LRAD Corporation and Subsidiary

Consolidated Balance Sheets

(000’s omitted)

	March 31, 2013 (Unaudited)	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$15,784	$13,860
Accounts receivable, net	2,353	5,518
Inventories, net	4,866	3,112
Prepaid expenses and other	399	442

Total current assets	23,402	22,932
Property and equipment, net	240	213
Intangible assets, net	144	158
Prepaid expenses and other - noncurrent	1,008	1,102

Total assets	$24,794	$24,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,239	$995
Accrued liabilities	880	624

Total current liabilities	2,119	1,619
Other liabilities - noncurrent	404	364

Total liabilities	2,523	1,983

Total stockholders’ equity	22,271	22,422

Total liabilities and stockholders’ equity	$24,794	$24,405

LRAD Corporation and Subsidiary

Consolidated Statements of Operations

(000’s omitted except share and per share amounts)

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Revenues	$3,190	$2,400	$6,170	$6,012
Cost of revenues	1,828	1,083	3,322	2,946

Gross profit	1,362	1,317	2,848	3,066

Operating expenses:
Selling, general and administrative	1,370	1,193	2,543	2,250
Research and development	457	430	878	811

Total operating expenses	1,827	1,623	3,421	3,061

(Loss) income from operations	(465)	(306)	(573)	5
Other income	7	7	15	20

(Loss) income from operations before income taxes	(458)	(299)	(558)	25
Income tax expense	1	(7)	2	3

Net (loss) income	$(459)	$(292)	$(560)	$22

Net (loss) income per common share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$0.00
Weighted average common shares outstanding:
Basic	32,399,199	32,374,499	32,397,168	32,374,499

Diluted	32,399,199	32,374,499	32,397,168	33,006,994